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                                                                     Exhibit 2.5

                                  February 3, 1994

Mr. Paul G. Shoffeitt
2640 Jennings Chapel Road
Woodbine, Maryland 21797

Dear Paul:

          This letter agreement ("Agreement") is in response to your recent proposal to the Board of Directors of Green Spring Health Services, Inc. ("Green Spring") to alter your role at Green Spring from an employee position as the President and Chief Executive Officer of Green Spring (and of Green Spring's subsidiary, Green Spring Mental Health Services of New Jersey, Inc. ("GSNJ")) to a consultant position to the Board of Directors and management of Green Spring, GSNJ and any other existing subsidiaries or divisions of Green Spring (sometimes collectively referred to as, the "Company"). More specifically, you have requested that the Company agree to an arrangement under which you devote less than full time to the business and affairs of the Company and modify the restrictive covenants (including, but not limited to, non-competition and non-solicitation covenants) contained in the Employment Agreement dated as of April 28, 1993 between you and the Company (the "Employment Agreement"), in order that you may pursue additional personal opportunities. Subject to the provisions of Section 15, this Agreement shall supersede the Employment Agreement and terminate the duties and obligations of both parties under the Employment Agreement. The Board of Directors of the Company is willing to accept your decision and agrees that it would be mutually beneficial for you to continue your relationship with the Company as a consultant, subject to the terms and conditions regarding your continuing relationship with the Company set forth in this letter.

          Your transition from an employee, as well as the President and Chief Executive Officer of the Company, to a consultant position with the Company is subject to the following terms and conditions:

     1.   POSITION:

          Effective as of February 3, 1994, you will assume a consulting position with the Company (the "Consultancy"), with the title "Vice Chairman" and only with such powers and duties as from time to time may be assigned to you by

                                                Dr. Paul G. Shoffeitt
                                                February 3, 1994
                                                Page 2

          the Chairman or the Board of Directors of Green Spring in accordance with the terms and conditions of this Agreement, thereby resigning your position as an employee, officer and President and Chief Executive Officer of each of Green Spring and GSNJ.

     2.   DUTIES:

          From February 3, 1994 until written notice of termination of the Consultancy is given by either party to the other party, you hereby agree to:

               (a) upon the direction of the President and the Board of Directors, provide assistance to the Company with respect to matters that you were responsible for or otherwise involved with during your employment with the Company, as a consultant to the Company, including but not limited to, the following areas, (i) account relations and marketing and sales support,
               (ii) management recruitment and employee relations, and (iii) Board of Directors and management consultation and support, and

               (b) take such reasonable steps as are requested by the Company and apply yourself to facilitate the above endeavors.

     3.   COMPENSATION:

          In connection with your relationship with the Company as a consultant and in consideration of your covenants and agreements set forth in this Agreement and subject to the terms and conditions of this Agreement, Green Spring agrees as follows: commencing February 3, 1994, to pay you at the rate of Four Thousand One Hundred Sixty-seven and 00/100 Dollars ($4,167.00) per month (the "Monthly Payments"), payable in accordance with Green Spring's normal payroll practices until termination, by either party, of the Consultancy hereunder.

          The Company is currently developing a long term incentive compensation plan (the "Long Term Plan") for its employees. In the event that such Long Term Plan is adopted and arrangements can be made to include you as a participant in the Long Term Plan, notwithstanding that you will not be an employee of the Company, the Company will do so. The terms of your participation shall be determined by the Company's Board of Directors in their sole reasonable discretion.

                                                        Dr. Paul G. Shoffeitt
                                                        February 3, 1994
                                                        Page 3


4. EXPENSES.

   For the duration of the Consultancy, the company shall reimburse you for all reasonable and necessary business expenses incurred by you in the performance of your consulting services hereunder, consistent with the Company's expense reimbursement policies as in effect from time to time.

5. INDEPENDENT CONTRACTOR; TERMINATION

   Notwithstanding any title you may have, you expressly understand and agree that, for the duration of the Consultancy, (i) you are an independent contractor, (ii) you are not an officer, director, agent for, or an employee of, the company, and (iii) you have no authority to bind the Company. You further acknowledge and agree that either party to this Agreement can terminate the Consultancy established under this Agreement at any time, with or without cause, upon fourteen (14) days written notice to the other at the address set forth in Section 16 of this Agreement; provided however, that termination of the Consultancy shall not constitute termination of Sections 6-10, 12-13 and 17-23 inclusive of this Agreement which shall continue to apply and remain in full force and effect as set forth therein.

6. CONFIDENTIALITY; NON-DISCLOSURE

   Except as otherwise authorized by the company, its officers, directors, employees or agents, or except as required by law or judicial process, you agree not to reveal either directly or indirectly any proprietary information of the Company. For purposes of this Agreement, "proprietary information" shall mean any information relating to the Company's Business (as defined in Section 7) that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) information encompassed in all designs, plans, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the Company's Business (as defined in Section 7). You further agree to regard and preserve as confidential all proprietary information pertaining to the Company's Business (as defined in Section 7) that was obtained by you in the course of your employment with the Company or during the period of the Consultancy, whether you have such information in your memory or in writing or

                                      Dr. Paul G. Shoffeitt
                                      February 3, 1994
                                      Page 4


    other physical form. You will not, for the duration of the Consultancy, without authority from the company to do so, and, after termination of the consultancy, without written authority from the Company to do so, use for your benefit or purposes, except as reasonably required for the discharge of your duties as set forth in this Agreement, nor disclose to others, either during the term of this Agreement or thereafter, except as permitted hereunder, any proprietary information connected with the Company's Business (as defined in Section 7), or plans or developments of the Company. This provision shall not apply after the proprietary information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain. Further, in the event that the company expands its business beyond the scope of the Company's Business (as defined in Section 7), and you provide consulting services to the Company in relation to such expanded business and the Company shares proprietary information regarding such expanded business with you, you hereby agree to keep such proprietary information confidential in accordance with the terms of the Section 6.

7.  NON-COMPETITION

    For the duration of the Consultancy, and for a period of three (3) years following the termination of the Consultancy by either party, you agree that you will not in any way, directly or indirectly, manage, operate, control or accept employment or a consulting position with or otherwise advise or assist or be connected with, or own, or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation's stock which is listed on a national securities exchange) any enterprise which competes (or is deemed to compete by fulfilling the conditions stated in the following sentence) with the Company or a subsidiary or affiliate of the Company in the business engaged in by the Company, which, for purposes of this Section 7, shall be deemed to be limited to mental health and substance abuse, utilization review of inpatient and outpatient care, mental health and/or substance abuse network management, mental health and/or substance abuse managed care programs, EAP services, mental health and substance abuse treatment, mental health and/or substance abuse review guidelines licensure and training, facility site survey or certification for mental health and/or substance abuse treatment facilities, mental health


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                                                          Dr. Paul G. Shoffeitt
                                                          February 3, 1996
                                                          Page 5

    and/or substance abuse care management services, mental health and/or substance abuse benefit utilization and cost analysis or a mental health and/or substance abuse managed care network (the "Company's Business"), in any state or territory, including the District of Columbia. For purposes of this Section 7, an enterprise shall be deemed to be competing with the Company's Business notwithstanding the fact that it does not within the three (3) year period following the termination of the Consultancy actually compete with the Company if (i) within the three (3) year period following the termination of the Consultancy the enterprise is actively developing the capability to compete with the Company (such as by developing mental health criteria), (ii) you have knowledge of such efforts and (iii) within six (6) months of developing such capability but in no event later than six (6) months following three (3) years from the date of termination of the Consultancy the enterprise actively competes with the Company. Nothwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be interpreted to restrict you from working for the Patuxent Medical Group, Incorporated or Columbia Medical Plan, Incorporated or their subsidiaries or the successors or assigns thereof after the termination of the Consultancy hereunder or treating clinical patients during or after the term of this Agreement; provided, however, that except for treating clincal patients, you shall not provide any services to Patuxent Medical Group, Incorporated or Columbia Medical Plan, Incorporated or their subsidiaries, or the successors or assigns thereof which compete with the Company's Business.

8.  NON-SOLICITATION.

    You further agree that for the duration of the Consultancy, and for a period of three (3) years following the termination of the Consultancy by either party, you will refrain from, directly or indirectly: (i) interfering with the employment of any other employee of the Company or a subsidiary of the Company; (ii) urging, soliciting or inducing any employee of the Company to leave the employ of the Company; (iii) hiring or attempting to hire any employee of the Company; and (iv) soliciting the trade of, trading with, or contracting with customers of the Company (including subsidiaries, affiliates or organizations related to such customers) for any purpose that competes with the Company's Business (as defined in Section 7).

                                                    Dr Paul G. Shoffeitt
                                                    February 3, 1994
                                                    Page 6

     9.     RETURN OF MATERIALS

            Upon termination of the Consultancy as provided in Section 5 hereof, you agree to return immediately any and all of the Company's files and documents (including all copies thereof) and other Company property and Company issued credit cards in your possession.

     10.    MUTUAL GENERAL RELEASE

            In connection with your transition from an employee and officer to of the Company to a consultant to the Company and the payments and other consideration provided for in this Agreement, you hereby release and forever discharge the Company, its stockholders, directors, officers, employees, agents and representatives, successors and assigns, and the Company, its successors and assigns, hereby release and forever discharge you, your heirs, executors, administrators, agents, and representatives, (hereinafter collectively the ""Released Parties''), except for any non-vicarious gross negligence or wilful misconduct by you (excluding any non-vicarious gross negligence or willful misconduct arising from any act or event about which any member of the Board of Directors of the Company has any knowledge as of the date of this Agreement), from any and all obligations arising from all prior agreements, whether written or oral, between the Company and you, including, but not limited to, the Employment Agreement and the Letter Agreement dated November 9, 1993 between the Company and you (as provided in paragraph 4 of such letter agreement). Additionally, you hereby release and forever discharge the Company, its stockholders, directors, officer, employees, agents and representative, successors and assigns (hereinafter collectively the "Persons") from any claim you or your heirs, executors or administrators may now have, or will have, against the Persons in connection with your prior employment or termination from employment with the Company and the Company, its successors and assigns, hereby release and forever discharge the Released Parties, except for any non-vicarious gross negligence or willful misconduct arising from any act or event about which any member of the Board of Directors of the Company has any knowledge as of the date of this Agreement), from any claim the Company, its successors and assigns, may now have, or will have, against you in connection with your prior employment or termination of your employment with the Company, including, as set forth in the preceding sentence, any

                                       Dr. Paul G. Shoffeitt
                                       February 3, 1994
                                       Page 7

claims arising from the Employment Agreement. You hereby confirm and agree that it is your intention by this general release to release the Persons from any and all claims, demands, damages, actions, suits of any and every nature, known or unknown, from the beginning of the world to the date of this release, including, but not limited to, claims arising under federal or state statutes, including claims brought under the Age Discrimination in Employment Act, 29 U.S.C. sections 621-634, or at common law, for wrongful discharge, breach of contract, or any other claims growing out of any legal restriction on the Company's right to terminate its employees and further including, without limitation any claim for incentive compensation, bonuses
[(excluding bonuses accrued through December 31, 1993)], vacation or severance pay. The Company on behalf of itself, its successors and assigns hereby confirms and agrees that it is the Company's intention by this general release to release the Released Parties from any and all claims, demands, damages, actions, suits of every and any nature, known or unknown, from the beginning of the world to the date of this release. Notwithstanding any other provision of this Section 10 to the contrary, this mutual general release shall not (i) release you or the Company from your or its obligations under this Agreement, (ii) release you from any non-vicarious gross negligence or wilful misconduct by you (excluding any non-vicarious gross negligence or wilful misconduct arising from any act or event about which any member of the Board of Directors of the Company has any knowledge as of the date of this Agreement) as described above in this Section 10, (iii) in any way alter, amend or extinguish any rights that you may have under the Green Spring Health Services, Inc. Savings Plan, (iv) have any effect with respect to the parties hereto as it may relate to claims brought by third parties against either party hereto, or (v) in any way alter, amend or extinguish any right of indemnification you may have under the Certificate of Incorporation or By-Laws of the Company, or the General Corporation Law of the State of Delaware or the Corporation and Associations Article of the Annotated Code of the State of Maryland.

11.  ANNOUNCEMENTS.

The parties agree that, except for employee announcements in the form attached hereto, no press release or general public communications shall be issued by any of the parties thereto with respect to your transition from President and Chief Executive Officer to the Company to a consultant to the Company; provided that it is not the




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                                                   Dr. Pual G. Shoffeitt
                                                   February 3, 1994
                                                   Page 8



intention of the parties to create the appearance that you have not terminated your duties and responsibilities under the Employment Agreement.

12.   BREACH

You understand and agree that in the event you breach in any material respect any of your covenants or agreements hereunder, any and all payments under this Agreement shall cease immediately; provided, however, you shall continue to remain bound by all of the provisions of this Agreement (except Sections 1 through 5, 11, 14, 15 and 16 inclusive that pertain to the Consultancy). Provided, further, notwithstanding any other provision of this Agreement to the contrary, in the event of any alleged breach of this Agreement by you, the Company shall provide you with written notice of such breach and you shall have fourteen (14) days to cure such breach.

13.   REMEDIES AND INJUNCTIVE RELIEF

In the event of any breach by you of your obligations under this Agreement, you shall be liable to the Company for any and all direct (but not consequential except in the event you breach the non-competition provisions of Section 7 hereof, which shall be limited for the purposes of the limitation on consequential damages in this Section 13 to mean working for, consulting with, or advising competitors of the Company in the mental health, substance abuse, or EAP service areas) loss, cost or expense, incurred by the Company because of such breach. The Company shall have any and all remedies available at law or in equity. It is further understood and agreed by the parties hereto that the rights and privileges granted to the Company in Sections 6, 7, 8 and 9 of this Agreement by you hereunder are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by you of any of the provisions contained in Sections 5, 7, 8 and 9 of this Agreement will cause the Company great and irreparable injury and damage. You hereby expressly agree that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to

                                                       Dr. Paul G. Shoffeitt
                                                       February 3, 1994
                                                       Page 9

          prevent a breach of Sections 6, 7, 8 and 9 of this Agreement by you. This provision shall not, however, be construed as a waiver of any of the rights which the Company may otherwise have for damages.

     14.  REVIEW AND CONSULTATION

          Each party hereto certifies that it has consulted with counsel regarding the terms and conditions set forth in this Agreement, that it knows and understands the contents and effects hereof and that it knowingly, voluntarily and freely executes and delivers this Agreement.

     15.  AGE DISCRIMINATION NOTIFICATION.

          This Agreement affects certain rights you may have under the Age Discrimination in Employment Act, as amended, and, therefore, you should consult with an attorney before executing this Agreement. By executing this Agreement, you certify that in accordance with 29 U.S.C. Section 626(f), you have carefully read the foregoing Agreement, you know and understand the contents and effects hereof, and this Agreement is being executed by you knowingly, voluntarily, freely and after consultation with counsel. You further certify that you have had the opportunity to consider this Agreement for a period of twenty-one (21) days prior to its execution, and that neither the Company nor any of its officers, directors, stockholders, employees, agents, representatives, affiliates, subsidiaries, parent or holding companies, successor or assigns have made any representations concerning the terms, conditions or effects of this Agreement other than these contained herein. Furthermore, the parties acknowledge that this Agreement may be revoked by you within seven (7) days following the execution hereof, by sending written notice of revocation 16 below, in which case the Company shall have no Agreement, the terms contained in
          Section 4 of the Employment Agreement shall remain unaltered and shall continue to apply through December 31, 1996.

     16.  NOTICES

          All notices and other communications which are required or may be given under this Agreement shall be in writing




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                                                 Dr. Paul G. Shoffeitt:
                                                 February 3, 1994
                                                 Page 10


     and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested postage prepaid:

     If to the Company:

     Green Spring Health Services, Inc.
     5565 Starrett Place
     Suite 500
     Columbia, MD 21044
     Attention:  President

     If to you:

     Dr. Paul G. Shoffeit:
     2640 Jennings Chapel Road
     Woodbine, Maryland 21797

     With a copy to:

     Alan M. Schwartz, Esquire
     Suite 209
     9861 Broken Land Parkway
     Columbia, Maryland 21046

     or to such other place as either party shall have specified by notice in writing to the other.

17.  ASSIGNMENT.

     You understand and agree that you may not assign this Agreement nor assign or delegate any of your rights or obligations under this Agreement. The Company may not assign this Agreement or any of its rights or obligations hereunder except for an assignment in connection with any reorganization, merger, consolidation, dissolution, or sale of substantially all of the stock or assets of the Company; provided however, that, upon such permitted assignment, you shall not be obligated to perform any services or duties under this Agreement. This Agreement shall be binding upon and inure to the benefit of any permitted assigns.

18.  INVALIDITY; SEVERABILITY

     The authorship of this Agreement shall not be relevant to the interpretation of any provision thereof. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or

                                       Dr. Paul G. Shoffeitt
                                       February 3, 1994
                                       Page 11

    part of a provision of this Agreement, but that this Agreement shall be reformed and construed as if such invalid or unenforceable provision had never been contained herein and such provision or part shall be reformed to that it would be valid and enforceable to the fullest extent permitted by law.

19. COUNTERPARTS.

    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to constitute one agreement.

20. ENTIRE AGREEMENT.

    This Agreement (inclusive of Exhibit 1 attached hereto and incorporated herein) constitutes the entire agreement between the Company and you with respect to the subject matter hereof, it may only be modified in writing and it supersedes any and all prior agreements between the parties.

21. WAIVER.

    The waiver by a party hereto of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by a party hereto.

22. AUTHORIZATION.

    The Company represents and warrants that its execution and delivery of this Agreement and its performance of this Agreement have been duly authorized and ratified by any requisite corporate acts and this Agreement has been approved by all of the directors of the Company. Each party hereto represents and warrants that its execution and delivery of this Agreement and its performance of this Agreement shall not conflict with, violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such party is bound or affected.



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                                          Dr. Paul G. Shoffeitt
                                          February 3, 1994
                                          Page 12

   23.  APPLICABLE LAW.

        This Agreement shall be governed by and interpreted under the laws of the State of Maryland.

If you are in agreement with the foregoing, please sign the enclosed acknowledgement below, and return it to me, whereupon we both become legally bound.

Very truly yours,

GREEN SPRING HEALTH SERVICES, INC.

By: /s/ Neil Hollander
   -------------------------------
    Neil Hollander, Chairman

ACCEPTED AND AGREED TO
INTENDING TO BE LEGALLY BOUND.
THIS 7TH DAY OF Feb., 1994

/s/ Paul G. Shoffeitt
----------------------
Paul G. Shoffeitt
r